PriceWaterhouseCoopers LLP



CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Rheometric Scientific, Inc.

We consent to the incorporation by reference in the registration statement of Rheometric Scientific, Inc. on Form S-8 (File No. 333-33941) of our report dated August 12, 1998, except as to information presented in Notes 8 and 12, for which the date is August 27, 1998, on our audits of the consolidated financial statements of Rheometric Scientific, Inc. as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995, which report is included in the 1997 Annual Report of Rheometric Scientific, Inc. on Form 10-K.

PricewaterhouseCoopers L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
September 11,1998